Exhibit 10.262

LOAN AGREEMENT

This Loan Agreement is entered into this 31st day of December, 2012, by and between Sumter Valley Property Holdings, LLC (“Sumter Holdings”) and Georgetown HC&R Property Holdings, LLC (“Georgetown Holdings”; together with Sumter Holdings, collectively referred to as “Borrower”), Sumter N&R, LLC and Georgetown HC&R Nursing, LLC (hereinafter collectively referred to as “Operating Company”) and METRO CITY BANK (“Lender”).

WHEREAS, Lender has agreed to enter into a Loan with Borrower in the amount of $6,950,000.00 (the “Loan”) for the purchase of property and any improvements thereon located at 2715 South Island Road, Georgetown, South Carolina 29440 (the “Georgetown Property”) by Georgetown Holdings and 1761 Pinewood Road, Sumter, South Carolina 29154 (the “Sumter Property”; together with the Georgetown Property, collectively the “Property”), by Sumter Holdings, which Loan is evidenced by that Promissory Note (the “Note”), dated of even date herewith in said amount;

WHEREAS, in connection with the Loan, Lender and Borrower have agreed on a certain rate of interest which will be charged to Borrower for use of Loan proceeds, and on certain other charges to be paid by Borrower to compensate Lender for certain services to be rendered by Lender and for certain costs to be incurred by Lender; and

WHEREAS, Lender and Borrower desire to evidence in writing their agreement with respect to interest and charges and other conditions in connection with the Loan.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to O.C.G.A. Section 7-4-2(a)(1), Lender and Borrower do hereby covenant and agree as follows:

1.  The rate of interest under the Note, expressed in simple interest terms as of the date of the evidence of the indebtedness, is 5.5% per annum, which rates of interest may be subject to adjustment from time to time pursuant to the provisions of the Note.  Notwithstanding any provision in the Note or any other document to the contrary, such rate of interest shall be computed on the daily outstanding principal balance on the Note, for the actual number of days outstanding, on the basis of a 360 day year.

2.  Lender and Borrower hereby agree that (i) the only charge imposed by Lender upon Borrower for the use of money in connection with the Loan is and shall be the interest expressed in the Note, at the rate set forth in the Note, which rate of interest is expressed in simple interest terms as of the date of the evidence of indebtedness in paragraph 1 above, and (ii) all other charges imposed by Lender upon Borrower in connection with the Loan, including, without limitation, any commitment fees, brokerage fees, guaranty fee, origination fees, discount points, non-interest-bearing escrows, default and late charges, and prepayment fees, are and shall be deemed to be charges made to compensate Lender for underwriting and administrative services and costs, and other services and costs performed and incurred, and to be performed and incurred, by Lender in connection with the Loan, and shall under no circumstances be deemed to be charges for the use of money.  All charges referred to in subparagraph 2(ii), above, shall be fully earned and non-refundable when paid.

3.  Borrower certifies that neither Borrower is delinquent more than sixty (60) days under the terms of any (a) administrative order, or (b) court order.

4.  Borrower shall obtain the following insurance coverage and maintain this coverage for the life of the Loan:

a.  Flood Insurance.  If FEMA Form 81-93 reveals that any portion of the collateral for the Loan is located in a flood hazard zone, Federal flood insurance or other appropriate special hazard insurance in amounts equal to the lesser of the insurable value of the property or the maximum limited of coverage available is required.  Borrower will be ineligible for any future SBA disaster assistance or business loan assistance if Borrower does not maintain such flood insurance for the entire term of the Loan.

b.  Hazard Insurance coverage on all real estate and personal property that is collateral for the Loan in the amount of the maximum insurable value with a MORTGAGEE/LENDER LOSS PAYABLE CLAUSE in favor of Lender.  This clause must provide that any act or neglect of the mortgagor or owner of the insured property will not invalidate the interest of Lender.  The policy endorsements must provide at least ten (10) days prior written notice to Lender of policy cancellation.

5.  Borrower covenants and certifies that Borrower and Operating Company are current on all federal, state, and local taxes, including but not limited to income taxes, payroll taxes, real estate taxes, or personal property taxes, and sales taxes.

6.  Borrower further warrants that for the Property and any other property proposed as collateral for the Loan:

a.  At the time Borrower submitted the Loan application, Borrower and Operating Company were in compliance with all local, state, and federal environmental laws and regulations pertaining to environmental contamination;

b.  Borrower and Operating Company have and will continue to comply with these laws and regulations;

c.  Borrower and Operating Company have no knowledge of any environmental contamination of the Property which violates any such laws and regulation (other than what was disclosed in connection with the environmental investigation of said Property);

d.  Borrower and Operating Company assume full responsibility for all costs incurred in any clean-up of environmental contamination of the Property and agree to indemnify Lender against payment of any such costs (Lender may require Borrower and Operating Company to execute a separate indemnification agreement); and

e.  Until full repayment of Loan, Borrower and Operating Company will promptly notify Lender if they know, suspect or believe there may be any environmental contamination in or around the Property, or if Borrower, its Operating Company or such Property are or become subject to any investigation or enforcement action by any governmental agency pertaining to any environmental contamination of such Property.

7.  Borrower (and Operating Company) will:

a.  Reimburse Lender for expenses incurred in the making and administration of the Loan in accordance with the terms and conditions of that certain Commitment letter dated December 24, 2012;

b.  Keep proper books of account in a manner satisfactory to Lender;

c.  Furnish year-end statements to Lender within 120 days of fiscal year end;

d.  Furnish additional financial statements or reports whenever Lender requests them;

e.  Promptly provide Lender with annual financial statements and income tax returns.

f.  Allow Lender to:

(i)                                     Inspect and audit books, records, and papers relating to Borrower’s financial or business condition;

(ii)                                  Inspect and appraise any of Borrower’s assets; and

(iii)                               Allow all government authorities to furnish reports of examinations, or any records pertaining to Borrower, upon request by Lender.

8.  Borrower (and its Operating Company) will not, without Lender’s prior written consent:

a.  Distributions - Make any distributions of company assets that will materially and adversely affect the financial condition of the Borrower or Operating Company.

b.  Ownership Changes - Change the membership interests in the Borrower or Operating Company during the term of the Loan; provided, however, that Lender acknowledges that this subparagraph shall in no event apply to AdCare Health Systems, Inc., the parent company of Borrower and Operating Company.

c.  Transfer of Assets - Sell, lease, pledge, encumber (except by purchase money liens on property acquired after the date of the Note), or otherwise dispose of any of the Collateral (as defined below) , except in the ordinary course of business; provided, however, that Lender acknowledges there shall be a second in priority mortgage encumbering the Georgetown Property for a loan by Winyah Nursing Home, LLC to Georgetown Holdings in the amount of $1,850,000.

9.  Borrower shall allow Lender reasonable access to the Property and the machinery, furniture, fixtures and equipment located thereon (collectively, the “Collateral”) during the term of the Loan to verify at Lender’s sole option, there being no obligation of Lender to do so, that said Property is being maintained in good working order.

10.  Neither the Loan, nor Borrower’s use of the proceeds thereof, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and Borrower is in compliance with the Requirements of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Person Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and any enabling legislation or other executive orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively referred to as the “Orders”).  Without limiting the generality of the foregoing, neither Borrower, nor any subsidiary or affiliate of Borrower, nor any member, partner or shareholder or other beneficial owner of Borrower or of any such subsidiary, affiliate, member, partner, shareholder or other beneficial owner (A) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Order, (B) is or will become a “blocked person” described in Section 1 of the Orders or (C) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such blocked person.  No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Foreign Corrupt Practices Act of 1977, as amended.  Borrower agrees to promptly notify Lender should Borrower become aware of any change in the truth and accuracy of the representations and warranties set forth herein.

11.  Covenants and conditions of warranties:

Taxes. Borrower certifies that its has filed or caused to be filed all federal, state and other tax returns which, to the best of its knowledge, are required to be filed, or have filed appropriate extensions, and have paid or caused to be paid all taxes as shown on said returns or in any manner due to be paid, (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by them and not being contested in good faith, to the extent that such taxes have become due.  Borrower further certifies that it has paid all other taxes, levies and charges of any nature, including any governmental charges.

Notice of Litigation. Borrower and Operating Company shall promptly give Lender written notice of (a) an uninsured judgment entered against Borrower or Operating Company in excess of $10,000.00 and (b) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower or Operating Company: (i) involving more than $50,000.00 for any single suit or dispute, or $100,000.00 in the aggregate for all suits and disputes involving Borrower, or (ii) which would materially adversely affect the ability of Borrower or any Guarantor to pay the indebtedness reflected by the Note, or (iii) which questions the validity of this Agreement, the Note or the mortgages given by Borrower in conjunction with this Agreement, or any other actions or agreements taken or to be made pursuant to any of the foregoing.

Maintenance of Corporate Existence. Throughout the term of the Loan, Borrower shall maintain its corporate or limited liability status in good standing.

Change in Ownership, Control or Management. Borrower’s interest in the Property shall remain vested in Borrower, and the Property or any portion thereof will not be sold, transferred, leased, conveyed or further encumbered during the term of the Loan, except with Lender’s consent which may be withheld for any reason.

Compliance with Laws. Borrower will comply promptly with all federal, state and local laws, ordinances and regulations relating to the construction, use, sale and leasing of the Property, including, but not limited to, all applicable federal and state securities laws, and will obtain and keep in good standing all necessary licenses and approvals required for operation of each Property as a skilled nursing facility.

Insurance and Condemnation Proceeds. The proceeds of any insurance policies collected or claims as a result of any loss or damage to any portion of the Property resulting from fire, vandalism, malicious mischief or any other casualty or physical harm and any awards, judgments or claims resulting from the exercise of the power of condemnation or eminent domain shall be applied to reduce the outstanding balance of the Loan or to rebuild and restore such Property, as provided in the applicable Mortgage.

Indemnification. Borrower shall indemnify and hold Lender harmless from and against any claims, including, without limitation, brokers’ claims, arising in connection with the Loan.

In the event any of the material warranties, covenants, or conditions contained in this Agreement are not met or prove to be false or misleading, Borrower shall be in default under the Loan, and Lender may pursue any rights or remedies it has for an event of default, including acceleration of the outstanding principal balance and accrued interest of the Note.

The provisions of the commitment letter from Lender to Borrower dated December 24, 2012, shall survive the closing of the Loan and are incorporated herein by reference.  In the event of any conflict between said letter and the Loan Documents, the Loan Documents shall control.

12.  Escrow Deposits:

(a) In the event of a default under this Loan Agreement or any Note to Lender from Borrower or under any of the Loan Documents (and regardless whether Borrower cures such default), Lender may, at its sole and absolute discretion, demand that Borrower thereafter deposit with Lender on the first day of each and every month a sum which, in the sole estimation of the Lender, shall be equal to one-twelfth

(1/12th) of the annual taxes, assessments (if any), and hazard insurance premiums for the Property (the “Escrow Deposits”).  The Escrow Deposits will be held by the Lender in a non-interest bearing account and free of any liens or claims on the part of the creditors of Borrower and shall be used by Lender to pay taxes, assessments, and insurance premiums on the Property as the same accrue and are due and payable.  If the Escrow Deposits are insufficient to pay the taxes, assessments, and insurance premiums in full as the same become due and payable, then Borrower shall, upon demand by Lender, immediately deposit with Lender such additional sum or sums as may be required in order for the Lender to pay such taxes, assessments, and insurance premiums in full.  Borrower shall deliver to Lender, promptly upon receipt, all bills for taxes, assessments, and insurance for which Lender has required Escrow Deposits.  The obligations of Borrower under this Loan Agreement or any other Loan Documents shall not be diminished by Escrow Deposits made by Borrower, except to the extent that such obligations have actually been met by application of such Escrow Deposits.

(b) The Escrow Deposits may be co-mingled with the general funds of the Lender, and Lender shall not be or deemed to be a trustee, special depository or other fiduciary for Borrower with respect to such Escrow Deposits, and the existence of such account or accounts shall not limit Lender’s rights under this Loan Agreement, any other agreement, or any provision of law.  Upon any total assignment by Lender of the Note, Lender shall assign all Escrow Deposits in its possession to Lender’s assignee, whereupon Lender shall be released from all liability with respect to such Escrow Deposits.  Lender may, at its sole discretion and at any time, apply any or all of the Escrow Deposits to the payment of the obligations of Borrower to Lender to cure any existing default without any further notice, whereupon Borrower shall restore all Escrow Deposits so applied and cure all defaults not cured by such application.  Within 60 days following full repayment by Borrower of the Note (other than as a consequence of foreclosure or conveyance in lieu of foreclosure) or at such earlier time as Lender may elect, Lender shall pay to Borrower all Escrow Deposits in Lender’s possession, and no other party shall have any right or claim thereto.

13.  Georgia Law: This Agreement shall be governed by the laws of the State of Georgia.

14.  Release of Collateral.  Borrower acknowledges and agrees that the payment of any principal shall be first applied to the Sumter Property and then applied towards the Georgetown Property.  The allocation of Loan proceeds between the Sumter Property and Georgetown Property is set forth in that certain Loan Commitment letter dated December 24, 2012 which shall terms and conditions shall survive and shall not be merged into this Agreement.  Specifically, the allocation of the Loan is:  (i) $4,800,000.00 to the acquisition of the Sumter Property, and (ii) $2,150,000.00 to the acquisition of the Georgetown Property.  Lender acknowledges that Borrower shall have the right to prepay the Loan from time to time and to obtain a release of the lien of the applicable mortgage (a “Release”) at the time of such prepayment upon the following conditions:

(a)                                 The Loan may be prepaid with respect to either Property at any time with USDA funding provided that the principal amount of the Loan allocated to that Property is paid.  It is not a condition to the Release of one Mortgage that the full Loan be paid simultaneously.

(b)                                 No Event of Default shall exist at the time Borrower requests a Release or as of the date on which the actual Release would occur;

(c)                                  Borrower shall have executed and delivered to Lender (i) amendments and/or modifications of any of the Loan Documents as required by Lender and (ii) such other agreements as Lender may reasonably require to reflect, among other things, the release of Released Property;

15.  Cash Collateral Deposits.  Borrower and Lender acknowledge that Borrower has deposited with Lender the amounts of the Cash Collateral Deposits as shown on the Loan Closing Statement and in accordance with the provisions of that certain Loan Commitment Letter dated December 24, 2012.  The parties acknowledge that the Cash Collateral Deposits are the sum total of amounts anticipated at the closing of the USDA refinances of the Loan, including the USDA Guarantee Fee, the Lender’s Loan Fee, Thomas Financial Group Fee and an Interim Loan Fee (and, with respect to the Sumter facility, a capital expenditures reserve fee of $200,000).  The parties intend that the funds held by Lender in the Cash Collateral Deposit accounts shall be used in connection with the USDA refinances of the Loans and Lender agrees to release such amounts upon the earlier of (i) the USDA refinance of the Loan (which release may happen at different times with respect to each Property), or (ii) any other payoff of the Loan, whether in connection with a USDA refinance or not, provided that in such event, Lender shall have the right to withhold the amount of $21,500 with respect to the Georgetown Property for its interim loan fee, and $48,000 with respect to the Sumer Property for its interim loan fee.

THIS AGREEMENT shall be binding upon and inure to the benefit of the respective heirs, representatives, successors and assigns of the parties hereto.

(Signature page for Loan Agreement)

IN WITNESS WHEREOF, the parties hereto acknowledge and understand the terms hereof and agree to abide by the terms hereof.

BORROWER:			LENDER:

SUMTER VALLEY PROPERTY HOLDINGS, LLC			METRO CITY BANK

By:	/s/ Boyd P. Gentry	(SEAL)	By:	/s/ [Illegible]
Boyd P. Gentry, Manager

GEORGETOWN HC&R PROPERTY HOLDINGS, LLC			Title:

(BANK SEAL)
By:	/s/ Boyd P. Gentry	(SEAL)
Boyd P. Gentry, Manager

The undersigned Guarantors hereby executes this Loan Agreement to acknowledge and agree to all terms and conditions hereof that are applicable to any Guarantor of the Note.

GUARANTOR:

SUMTER N&R, LLC

By:	/s/ Boyd P. Gentry	(SEAL)
Boyd P. Gentry, Manager

GEORGETOWN HC&R NURSING, LLC

By:	/s/ Boyd P. Gentry	(SEAL)
Boyd P. Gentry, Manager

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Chief Executive Officer

(Corporate Seal)